For further information, contact:
Ronald Frank
(716) 684-8060

For immediate release...

ECOLOGY AND ENVIRONMENT, INC.
REPORTS INCREASED REVENUES AND EARNINGS
FOR THE FIRST QUARTER OF FISCAL YEAR 2004

Buffalo, New York, December 16, 2003

HIGHLIGHTS - Net revenues for Ecology and Environment, Inc. (AMEX:EEI) for the first quarter of fiscal year 2004 were $22.3 million, up 17% from the $19.1 million reported in the first quarter of fiscal year 2003.  Net income for the first quarter of fiscal year 2004 was $696,000 or $.17 per share, up 26% from the $553,000 or $.14 per share reported in the first quarter of fiscal year 2003.  Net income from continuing operations was down 27% from the prior year.  The net loss from the discontinued shrimp farm operation for the first quarter of fiscal year 2004 was $63,000 or $.02 per share, compared to $491,000 or $.12 per share for the first quarter of fiscal year 2003.

DETAILS - Ronald L. Frank, Executive Vice President and Chief Financial Officer, attributes the increase in net revenues for the first quarter of fiscal year 2004 to the Company's contracts in Saudi Arabia and Kuwait together with increases in net revenues from various state clients.  The work in Kuwait and Saudi Arabia increased 48% to $7.1 million.  Net revenues reported from various state clients were $3.9 million, up 30% from the $3.0 million reported in the first quarter of fiscal year 2003.  The Company's Analytical Services Center (ASC) reported net revenues of $938,000 for the first quarter of fiscal year 2004, a decrease of 28% from the $1.3 million reported in the first quarter of the prior year.

Mr. Frank attributes the decrease in net income from continuing operations for the first quarter of fiscal year 2004 to the Company's Analytical Services Center (ASC) and the Central Environmental Laboratory (CEL) operation located in Kuwait and operated under the Kuwait contract.  The ASC reported an operating loss of $501,000 for the first quarter of fiscal year 2004 compared to operating income of $45,000 for the first quarter of the prior year, a decrease of $546,000 or approximately $.08 per share.  The ASC experienced a decrease in work from Kuwait as well as a loss of funding on a significant state project.  The CEL operation in Kuwait reported a net loss for the first quarter of fiscal year 2004 of $336,000 compared to a net loss of $58,000 for the first quarter of fiscal year 2003, a decrease of $278,000 or approximately $.04 per share.  This decrease was principally a result of low work volume.  Volume in the CEL is projected to increase during the second quarter of fiscal year 2004.  Management is currently evaluating several options to increase revenue and eliminate losses in the ASC.

Ecology and Environment, Inc. is headquarted in Lancaster, New York, a suburb of Buffalo.  Its common stock is listed on the American Stock Exchange under the symbol EEI.  E & E can be located on the World Wide Web at www.ene.com.
Financial Report -

(In thousands, except per share information)

	Three Months Ending

	November 1, 2003	October 26, 2002

Gross Revenues	$26,942	$21,883
Net Revenues	22,257	19,051

Net Income From Continuing Operations	760	1,044
Net Loss From Discontinued Operations	(63)	(491)

Net Income	$696	$553

Net Income Per Common Share: Basic
Continuing Operations	$0.19	$0.26
Discontinued Operations	(0.02)	(0.12)

Net Income Per Common Share: Basic	$0.17	$0.14

Net Income Per Common Share: Diluted
Continuing Operations	$0.19	$0.26
Discontinued Operations	(0.02)	(0.12)

Net Income Per Common Share: Diluted	$0.17	$0.14